Exhibit 5.1

September 24, 2003

Palm, Inc.

400 N. McCarthy Blvd.

Milpitas, CA 95035

Re: Registration Statement on Form S-4

Dear Ladies and Gentleman:

We have examined the registration statement on Form S-4 (File No. 333-106829) filed by you with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of the shares of your Common Stock, par value $0.001 per share, and associated preferred share purchase rights (collectively, the “Shares”), to be issued in connection with the merger of Harmony Acquisition Corporation, your wholly-owned subsidiary, with and into Handspring, Inc., a Delaware corporation, as described in the Registration Statement (the “Transaction”). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.

It is our opinion that, when issued in the manner described in the Registration Statement and in accordance with the resolutions adopted by your Board of Directors, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/S/    WILSON SONSINI GOODRICH & ROSATI